UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2020

Bantec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55789	30-0967943
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

195 Paterson Avenue, Little Falls, NJ 07424

(address of principal executive offices) (zip code)

(203) 220-2296

(registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BANT	OTC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01	Other Events

(a)            Pursuant to SEC Release No. 34-88465 (March 25, 2020) (the “Order”), the Registrant is currently unable to complete and file its Form 10-Q Quarterly Report on a timely basis as a result of the impact of the COVID-19 pandemic on its business and operations. As required by the Order:

(b)           (1) Registrant is relying on the Order in filing this Report and taking the actions stated;

(2) Registrant provides distribution and integration of advanced low altitude UAV systems, services and products. As a direct result of the COVID-19 pandemic in the United States, the social distancing limitations placed on staff members, its suppliers and customers, has significantly affected the ability of Registrant to continue its operations while completing the work necessary to file the Form 10-Q for the period ended March 31, 2020 on a timely basis;

(3) Registrant estimates that it will file the Form 10-Q report on or before July 1, 2020;

(4) The risk factors related to the impact of COVID-19 on Registrant’s business are:

Integration and distribution aspects of Registrant’s business have been significantly affected due to the social distancing requirements mandated by the federal and state governments where Registrant’s operations occur. For some businesses, like Registrant’s, much of the integration and distribution of its core products and delivery of its core services cannot always be done through “virtual” means, and even when this is possible, it requires significant capital and time to achieve. If Registrant is unable to meet the demand for its products and services due to limited capital or limited staff because of social distancing, its ability to expand its business and market will be at risk.

(5) Not applicable

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits: None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2020	Bantec, Inc.

	By:	/s/ Michael Bannon
Name: Michael Bannon
Title: President and CEO

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